Exhibit 10.5





Schedule for Form of Employment Agreement
-----------------------------------------

Employee:                Kenneth W. Bell     Christian R. Larsen

Position:                CEO                 President

Salary:                  $96,000             $ 72,000

Percent of working time: 100%                80%

                       EMPLOYMENT AGREEMENT


      THIS EMPLOYMENT AGREEMENT ("Agreement") is entered into as the 1st day of April 2004, by and between Pacific WebWorks, Inc. a Nevada corporation ("Employer"), and Kenneth W. Bell ("Executive").

      For and in consideration of the mutual covenants contained herein and of the mutual benefits to be derived hereunder, the parties agree as follows:

      1. Employment. Employer hereby employs Executive to perform those duties generally described in this Agreement, and Executive hereby accepts and agrees to such employment on the terms and conditions hereinafter set forth.

      2. Term. The term of this Agreement shall commence on April 1, 2004, and end on March 31, 2006.

      3. Duties. During the term of this Agreement, Executive shall be employed by Employer and shall initially occupy the office of Chief Executive Officer of Employer. Executive agrees to serve in such offices or positions with Employer, or any subsidiary of Employer, of substantially consistent rank and authority as shall, from time to time, be determined by Employer's board of directors. Executive shall devote approximately eighty percent (80%) of his working time and efforts to the business of Employer and its subsidiaries and shall not during the term of this Agreement be engaged in any other substantial business activities which will significantly interfere or conflict with the reasonable performance of his duties hereunder.

      4. Compensation. For all services rendered by Executive, Employer shall pay to Executive a salary of $96,000.00 per year, in equal bi-monthly installments of $4,000.00 each. All salary payments shall be subject to withholding and other applicable taxes. To compensate for cost of living increases, the rate of salary shall be increased annually effective April 1, 2005 and on each anniversary thereafter, as the board of directors, on the recommendation of its compensation committee, may determine or, in the absence of such determination, in the amount of 6% over the applicable salary rate during the preceding 12-month period. In the event Executive resigns from his position with Employer and not otherwise under the circumstances set forth at paragraphs 14 or 15 herein, compensation payments to Executive shall be limited to compensation for services rendered by Executive.


      5. Incentive Compensation. Employer shall provide Executive with incentive compensation in the form of cash bonuses not less often than once each year during the term of this Agreement. The amount of such bonuses shall be determined by the board of directors of Employer or a compensation committee thereof taking into consideration the relative contribution by Executive to the business of Employer, the economy in general, and such other factors as the board of directors or compensation committee deems relevant.

      6. Employment Benefits. Employer shall provide health and medical insurance for Executive in a form and program to be chosen by Employer for its full-time employees. Executive shall be entitled to participate in any retirement, pension, profit sharing, or other plan approved by the board of directors.

      7. Working Facilities. Employer shall provide to Executive at Employer's principal executive offices suitable executive offices and facilities appropriate for his position and suitable for the performance of his responsibilities.

      8. Vacations. Executive shall be entitled each year to paid vacation of 4 weeks. Vacation shall be taken by Executive at a time and with starting and ending dates mutually convenient to Employer and Executive. Vacation or portions of vacations not used in one employment year shall expire if not used within such year.

      9. Expenses. Employer will reimburse Executive for expenses incurred in connection with Employer's business, including expenses for travel, lodging, meals, beverages, entertainment, and other items upon Executive's periodic presentation of an account of such expenses as required by Employer's policies and procedures.

      10. Covenant not to disclose proprietary information. For a period of two years after termination of executive's employment, executive agrees that he will not directly or indirectly use, employ, publish or otherwise disclose any procedures, policies, practices, trade secrets, computer software, formulas, client opportunities or other information of a proprietary nature in the establishment, opening or operation of a business, or in connection with engaging in business with, serving as an officer, director, employee or agent of, or owning any equity interest (other than ownership of ten percent or less of the outstanding stock of any corporation listed on the New York or American Stock Exchange or included in the National Association of Security Dealers Automated Quotation System) in any person, firm, corporation or business entity, that engages in any activity in the United States or around the world that is the same as, similar to or competitive with development, implementation, or operation of an Internet software company. The parties intend that this covenant not disclose proprietary information shall be construed as a series of separate covenants. If in any judicial proceeding a court shall refuse to enforce any of the separate covenants deemed included in this paragraph, then the unenforceable covenants shall be deemed eliminated from these provisions for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants to be enforced. This covenant not to disclose proprietary information shall not be construed as restricting the executive's right to own shares in any company or limited partnership or business entity or from participating in any way in the management of a business entity which competes in the manner outlined above, but rather it shall restrict the use of confidential information covered by this Agreement in the performance of these activities.

This covenant shall survive the termination of this Agreement.

      11. Nondisclosure of Information. In further consideration of employment and the continuation of employment by Employer, Executive will not, directly or indirectly, during or after the term of employment disclose to any person not authorized by Employer to receive or use such information, except for the sole benefit of Employer, any of Employer's confidential or proprietary data, information, or techniques, or give to any person not authorized by Employer to receive it any information that is not generally known to anyone other than Employer or that is designated by Employer as "Limited," "Private," or "Confidential," or similarly designated.

      12. Disability. If Executive is unable to perform his services by reason of illness or incapacity for a period of more than 9 consecutive months, the compensation thereafter payable to him during the second consecutive 9-month period shall be one-half of the compensation provided for in paragraph 4 hereof. Notwithstanding the foregoing, if such illness or incapacity does not cease to exist within such 18-consecutive-month period, Executive shall not be entitled to receive any further compensation nor any payments set forth in paragraph 14 herein from Employer and Employer may thereupon terminate this Agreement.

      13. Termination for Cause. Except as set forth in the foregoing paragraph, Employer may not terminate this Agreement during its term without cause ("Cause"). Employer, however, may terminate this Agreement for Cause by showing that Executive has materially breached its terms; that Executive, in the determination of the board has been grossly negligent in the performance of his duties; that he has substantially failed to meet written standards established by Employer for the performance of his duties; or that he has engaged in material willful or gross misconduct in the performance of his duties hereunder. If Employer terminates this Agreement for Cause, all of Employer's obligations hereunder shall terminate.

      14. Payments for Termination Without Cause. In the event that Employer terminates this Agreement without Cause and not as the direct result of a change in control, as that phrase is defined in paragraph 18 hereof, Executive shall be compensated by Employer in a single lump sum payment, payable within 30 days after termination of employment, of the following amounts:

The amount of his salary as provided in paragraph 4; and Incentive compensation in the same proportion as Executive's incentive compensation to his annual salary set forth in paragraph 4, paid to Executive, if any, for the fiscal year last preceding the year during which his employment terminates, but prorated to reflect the number of full months of his employment during the year of termination.

In addition, Executive's coverage under the Employer's insured employee benefit plan, as provided in paragraph 6, shall continue through the term of this Agreement.

      15. Termination Payment for Change in Control. If Executive resigns or is discharged by Employer (or is deemed to be discharged pursuant to paragraph 17 below) as the direct and sole result of a change in control, or in reasonable anticipation of a change in control, then, in lieu of any payment otherwise payable to Executive under paragraph 14 hereof, Employer shall pay to Executive an amount equal to2.0 times the average of the sum of amounts paid to Executive for salary, bonus and profit sharing for the five fiscal years immediately preceding the date of the change in control or for such fewer fiscal years if Executive has been employed by Employer for less than five fiscal years. Any amounts paid to Executive pursuant to this paragraph 15, shall be subject to any applicable federal, state and local tax withholdings and shall be payable in a lump sum to Executive as soon as practicable after Executive's resignation or discharge, but subject to the terms of paragraph 16 herein.

      16. Tax Limitation. If Employer reasonably determines that the payment provided for in paragraph 15 hereof (the "Termination Payment") will likely result in a loss of a deduction to Employer as provided under Section 180G of the Internal Revenue code of 1986, or any successor provision thereto, and the imposition of the excise tax payable by Executive as provided under Section 4999 of the Internal Revenue Code of 1986, or any successor provision thereto, such Termination Payment shall be reduced by the least amount required to avoid such loss of deduction and imposition of excise tax (collectively referred to hereinafter as the "Tax Penalties"). Employer shall make no Termination Payment to Executive prior to determining whether the Tax Penalties will apply to the Termination Payment. Employer shall make such determination within a reasonable time after Executive's resignation or discharge, but not to exceed 90 days thereafter.

      17. Deemed Termination of Employment. For purposes of paragraph 15 hereof, Executive shall be deemed to have been discharged by Employer if Executive voluntarily resigns before the end of the term of this Agreement, but after a change in control has occurred, provided that Executive could not be discharged by Employer for Cause, has given Employer at least 30 days prior written notice of such resignation, and such resignation occurs after any of the following:

Executive is removed or released from any of his titles, positions, or offices in effect immediately prior to the occurrence of a change in control, or Executive's duties and responsibilities in such titles, positions or offices are materially changed; Executive's base salary in effect immediately before the change in control is reduced; Executive is removed from participation in any of Employer's bonus or profit sharing programs, or any such bonus of profit sharing programs in which Executive was or was entitled to participate in immediately prior to the change in control are discontinued; Executive's office is based more than 50 miles from the location of the principle office at which Executive was based immediately prior to the occurrence of the change in control; or Employer deprives Executive of or otherwise reduces any material fringe benefit, including perquisites, provided to Executive by Employer immediately prior to the occurrence of a change in control.

      18. Definition of Change in Control. For purposes of this Agreement, a "change in control" will be deemed to have occurred on the first to occur of the following events:

As a result of a cash tender offer, stock exchange offer or other takeover device, any person, as that term is used in Section 13(d) and 14(b)(2) of the Securities Exchange Act of 1934, is or becomes a beneficial owner, directly or indirectly, of stock of Employer representing thirty percent (30%) or more of the total voting power of Employer's then outstanding securities;

Any material realignment of the Board of Directors of Employer or change in officers of Employer resulting from a concerted shareholder action, including without limitation a proxy fight, voting trusts or pooling arrangements;

Any sale of Employer of thirty percent (30%) or more of its assets to a single purchaser or to a group of associated purchasers; or

Any merger, consolidation or other reorganization of Employer with any entity, other than its affiliates, whereby Employer is not the surviving entity or the shareholders of Employer otherwise fail to retain substantially the same direct or indirect ownership in Employer or its affiliates immediately after any such merger, consolidation or reorganization.

      19. Death During Employment. If Executive dies during the term of this Agreement, Employer shall pay to the estate, trustee or other legally constituted third party designated by Executive in six equal monthly installments commencing on the first day of the month immediately following the month in which Executive dies, an amount equal to one year'' salary provided for in paragraph 4 of this Agreement, and payment of incentive compensation in the same proportion as Executive'' incentive compensation to his annual salary set forth in paragraph 4 paid to Executive for the fiscal year last preceding the year in which Executive dies, but prorated for the number of full months of his employment during the year of his death.

      20. Stock Registration Provisions. During the term of this Agreement, Executive shall have the following rights and obligations with respect to registration under the Securities Act of 1933 and applicable blue sky laws of shares of common stock ("Shares") of Employer owned of record by Executive:

Company Registration. Employer shall notify Executive, at least thirty (30) days prior to the filing of any Registration Statement on forms S-1, S-2, S-3, S-8 or any successor forms under the Securities Act of 1933 covering any class of stock of the Employer and will upon the written request of Executive delivered at least fifteen (15) days prior to such filing, include in any such Registration Statement such information as may be required to register such number of Executive'' Shares as Executive may request. Executive and Employer shall each include customary representations, warranties, indemnification, and contribution provisions in any underwriting agreement entered into in connection with such registration.

If the managing underwriters for such registration advise Employer in writing that in their opinion the total amount of securities to be included in such registration statement exceeds the amount which should reasonably be included in that offering to achieve the Employer's financing goals, Employer may limit the amount of stock to be included as follows: (i) first, all securities Employer proposes to sell may be included, (ii) second, the Shares of common stock requested to be included in such registration by all executives and employees pursuant to registration by all executives and employees pursuant to registration rights may be reduced and adjusted among participating executives and employees on the basis of the amount of shares owned of record by each employee, and (iii) third, if applicable, other stock requested to be included in such registration may be similarly and ratably adjusted with all executives' and employees' on the basis of the amount of shares owned of record by each employee, and (iii) third, if applicable, other stock requested to be included in such registration may be similarly and ratably adjusted with all executives' and employees' stock pro rata according to the amount of stock owned of record by any proposed seller. All incremental expenses of such registration will be allocated pro rata according to the number of shares included for Executive. There shall be no limit on the number of registrations so requested, but each such request shall cover an amount of Shares having a proposed offering price of not less than one hundred thousand dollars ($100,000).

      21. Nontransferability. Neither Executive, his spouse, his designated contingent beneficiary, nor their estates shall have any right to anticipate, encumber, or dispose of any payment due under the Agreement. Such payments and other rights are expressly declared nonassignable and nontransferable except as specifically provided herein.

      22. Indemnification. Employer shall indemnify Executive and hold him harmless from liability for acts or decisions made by him while performing services for Employer to the greatest extent permitted by applicable law. Employer shall use its best efforts to obtain coverage for Executive under any insurance policy now in force or hereafter obtained during the term of this Agreement insuring officers and directors of Employer against such liability.

      23. Assignment. This Agreement may not be assigned by either party without the prior written consent of the other party.

      24. Entire Agreement. This Agreement is and shall be considered to be the only agreement or understanding between the parties hereto and supersedes and is controlling over any and all other prior existing agreements between the parties with respect to the employment of Executive by Employer. All negotiations, commitments, and understandings acceptable to both parties have been incorporated herein. No letter, telegram, or communication passing between the parties hereto covering any matter during this contract period, or any plans or periods thereafter, shall be deemed a part of this Agreement; nor shall it have the effect of modifying or adding to this Agreement unless it is distinctly stated in such letter, telegram, or communication that it is to constitute a part of this Agreement and is to be attached as a rider to this Agreement and is signed by the parties to this Agreement.

      25. Enforcement. Executive acknowledges that any remedy at law for breach of paragraphs 10 and 11 would be inadequate, acknowledges that Employer would be irreparably damaged by an actual or threatened breach thereof, and agrees that Employer shall be entitled to an injunction restraining Executive from any actual or threatened breach of paragraphs 10 and 11 as well as any further appropriate equitable relief without any bond or other security being required. In addition to the foregoing, each of the parties hereto shall be entitled to any remedies available in equity or by statute with respect to the breach of the terms of this Agreement by the other party.

      26. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Utah.

      27. Severability. If and to the extent that any court of competent jurisdiction holds any provision or any part thereof of this Agreement to be invalid or unenforceable, such holding shall in no way affect the validity of the remainder of this Agreement.

      28. Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement, or condition of this Agreement or to exercise any right or remedy consequent to a breach hereof shall constitute a waiver of any such breach or of any other covenant, agreement, term, or condition.

      29. Litigation Expenses. In the event that it shall be necessary or desirable for the Executive to retain legal counsel and/or incur other costs and expenses in connection with the enforcement of any and all of his rights under this Agreement, he shall be entitled to recover from the Employer reasonable attorney's fees, costs and expenses incurred by him in connection with the enforcement of said rights. Payment shall be made to the Executive by the Employer at the time these attorney's fees, costs, and expenses are incurred by the Executive. If, however, the Executive does not prevail in such enforcement actions, he shall repay any such payments to the Employer.

      AGREED AND ENTERED INTO as of the date first above written.

      PACIFIC WEBWORKS, INC. ("EMPLOYER")

      By:


      _______________________________________
      President


      EXECUTIVE:

      _______________________________________
      Kenneth W. Bell